CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference in Post Effective Amendment No. 10 to the Registration Statement (Form N-1A No. 33-70958) of the Alpha Select Funds (formerly, the TIP Institutional Funds) of our reports dated November 2, 1998 included in the September 30, 1998 Annual Reports to Shareholders of the Penn Capital Strategic High Yield Bond Series, the Turner Micro Cap Growth Series, the Turner Short Duration Government Funds -- One Year Portfolio Series, and the Turner Short Duration Government Funds -- Three Year Portfolio Series.


/s/ Ernst & Young LLP
---------------------
Ernst & Young, LLP


Philadelphia, Pennsylvania
January 25, 1999